EXHIBIT 99

President and Chief Executive Officer's Message

May 1, 2014

Dear Fellow Shareholders,

2013 was a year of many successes for our Company. Financially, we achieved impressive year-over-year revenue and adjusted EBITDA growth as well as a marked reduction in our net leverage ratio. We continued to lay the foundation for future growth through the addition of two new product offerings and strategic capital re-investment in our existing properties. And we made significant progress on a new brand strategy that culminated in the early 2014 launch of our new brand Belmond, which we believe has the potential to contribute meaningfully to future results. The year was not without its challenges, but we successfully navigated these hurdles and finished the year strongly.

Our EXPRESSway strategy introduced to investors last May was built around two key themes that we believe are critical to unlocking value in our Company. The first strategic focus is to IMPROVE and STRENGTHEN OUR CORE. Stated differently, we are keenly focused on the opportunity to drive more value from our existing businesses. This focus includes important initiatives to clarify our business model, leverage our global platform and deliver on near-term results. With an increasingly strong core in place, we have also made good progress on our second key theme of EXTENDING OUR CORE. We have grown our business thoughtfully through several successful new product launches and are developing additional pipeline opportunities for future growth. Our EXPRESSway strategic framework continues to be a powerful tool for allocating our human and capital resources and providing strong alignment among our stakeholders.

Financial Achievements

We accomplished numerous financial achievements in 2013. Total revenue was $602.2 million1, a healthy 10% increase over 2012. Adjusted earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), which benefited from strong revenue growth as well as solid retention, was $119.7 million, a notable 17% increase over 2012.

Our revenue growth was driven by an 11% improvement in revenue per available room night. Our average daily rate hit a new peak of $510 and occupancy increased two percentage points to 60%. Notably, occupancy continued the general upward trend commenced in 2010, making further progress towards our comparable peak occupancy of 64% achieved in 2007 before the economic downturn.

Our strong performance was due in part to progress made on sales and marketing initiatives throughout the year following the appointment of Ralph Aruzza as chief sales & marketing officer in February 2013. Through a restructuring of our field sales deployment and an increased concentration in the North American and Asian markets, we grew group segment production for current and future years by 45% over 2012. We also deepened our relationships with our top travel partners by providing more meaningful and relevant promotions, resulting in a 26% increase in revenue generated from these agents over the prior year. Lastly, we enhanced certain online and web programs, which drove an 11% increase in revenue generated through these channels versus 2012.

We also made progress on IMPROVING OUR CORE by reducing non-strategic corporate overheads, a goal we set at the beginning of 2013. I’m pleased to say that we reduced our corporate and centrally-controlled costs in 2013 by approximately $3 million. Following a strategic review of our global operations, we decided to relocate and downsize our New York office, close our Singapore development office and implement numerous other cost-saving initiatives.

Another major milestone for the Company was reaching our near-term net leverage target of 4.0 times adjusted EBITDA. Reducing net debt has been a key priority of ours over the past few years. Our more reasonable leverage ratio enabled us to access corporate debt markets on terms that we previously could not have obtained. Our four-year deleveraging process put us in the position in late 2013 to start laying the foundation for a new corporate debt facility, and in March 2014, we successfully refinanced the majority of our corporate debt with a single $552.0

1 Comprised of revenue of $594.1 million (2012 - $538.9 million) and earnings from unconsolidated companies of $8.1 million (2012 - $7.9 million).

million seven-year term loan. We also secured a new $105.0 million five-year revolving credit facility, providing additional liquidity. We were encouraged by the fact that our credit facility was heavily oversubscribed, demonstrating confidence in management’s strategic direction and our recently launched Belmond brand. This long-term debt facility was a major step forward for the Company that provides us with a simple and transparent capital structure and gives us an extended maturity profile as well as the flexibility and liquidity necessary to strengthen and grow our business.

Portfolio Enhancements and Refinement

We successfully EXTENDED OUR CORE with the launch of two new luxury travel products in 2013 - the Belmond El Encanto hotel in Santa Barbara and Belmond Orcaella, our second river cruise in Myanmar. Both of these experiences received strong media recognition and positive guest reviews in their first few months of operations. Belmond El Encanto opened in March 2013 and, in early 2014, was named Santa Barbara’s only five-star hotel by Forbes in its 2014 Travel Guide, impressively putting Belmond El Encanto in a category with only 96 other hotels in the world. Belmond Orcaella launched in July 2013 and had a strong first year that exceeded our expectations. The new ship benefited considerably from strong tourist demand for Myanmar, which we expect will continue.

We also remained focused on IMPROVING OUR CORE through re-investment in several of our most important properties. We commenced a $9 million first phase of a three-year rooms refurbishment at Belmond Charleston Place in August 2013 and, by April 2014, had re-introduced 145 newly renovated rooms back into inventory. We were able to complete this project without material disruption to operations, with the hotel setting numerous performance records in 2013 despite the ongoing project.

We also used the annual winter closure periods to re-invest in our important Italian portfolio, adding six new junior suites at Belmond Villa Sant’Andrea in Sicily and renovating and refining the concept for the main restaurant at Belmond Hotel Cipriani in Venice. We brought these new products on line seamlessly when we re-opened the Italian hotels for their 2014 seasons and expect these projects to generate healthy and quick returns on investment.

Lastly, in December 2013, we began an approximate $7.5 million renovation of the 81-key Belmond Miraflores Park in Lima, Peru. This renovation will provide our guests to Peru, who typically start their journeys in Lima, with a wonderful introduction to our Peruvian portfolio. This project included the refurbishment of all hotel rooms, the creation of two premiere business floors with a lounge, and a renovation of the hotel’s restaurant and lobby bar.

IMPROVING OUR CORE also means knowing where to focus our resources, including refining our portfolio through the sale of non-core assets. In our EXPRESSway presentation last May, we noted our intent to execute non-core asset sales, with expected gross proceeds of $50 to $70 million. Earlier in 2013, we closed on the sale of Porto Cupecoy, a residential development in Sint Maarten, generating cash proceeds of $19.0 million and removing an underperforming asset from our portfolio. And in late 2013, we signed an agreement to sell Belmond The Inn at Perry Cabin in Maryland for $39.7 million, and in March 2014, completed this sale. At the same time, we entered into a ten-year management agreement for the property and funded $3 million of key money towards agreed property improvements. This agreement marks the first for the Company and a significant step in our strategy to enter the third-party management arena. We look forward to working with the new owner and continuing to operate what we have established as an award-winning hotel.

Belmond Brand Launch

After over 35 years as a pioneer in the luxury travel business, we have recently embarked on a new journey with our Belmond brand. Launched in early 2014, Belmond represents an opportunity for us to leverage the power of our unique collection of luxury travel experiences.

We see Belmond as a great opportunity to generate more revenue and increase customer loyalty by enabling guests to better understand the full scope of our portfolio and experience more of our products. Our team devoted a significant portion of 2013 to researching and selecting the most effective brand approach for our unique portfolio. The process involved careful strategic review, consultations with external brand experts and extensive customer testing. We ultimately decided that the ideal approach was to create a new brand name that complemented and celebrated our existing properties’ iconic names.

We announced Belmond to the market in early 2014 and introduced a compelling new visual identity and website (www.belmond.com). We believe that Belmond, derived from the Latin words for beautiful and world, resonates well with and connects our one-of-a-kind luxury travel experiences. We will continue to celebrate the unique character and individual names of the great icons within our collection while at the same time communicating that they are part of a larger family of luxury offerings. As part of our migration to a new brand, we re-affirmed with the French transportation company, SNCF, our long-term license to use the Venice Simplon-Orient-Express name. This legendary train will continue to be an important part of our legacy.

Our new brand strategy provides us with the full control, flexibility and confidence to strategically invest in our brand and in important sales and marketing activities. We will be investing approximately $5 million in the brand in 2014 and another $10 million over the subsequent four years, and we expect that this investment will drive near-term revenue and build long-term brand value.

Corporate Governance Developments

In 2013, we made a concerted effort to improve our communications with investors. During meetings with investors, we outlined what we believed to be our opportunities as well as our strategy to capitalize on those opportunities. We also solicited feedback from our shareholders to get their thoughts. Our new branding strategy and our corporate debt facility are two examples of initiatives we implemented starting in 2013 that many of our investors confirmed were of strategic importance.

We also emphasized our commitment to corporate governance when speaking with investors. Good governance begins with a management team and a board of directors that actively listen and communicate with their investors. It also means having a board with strong governance experience and the expertise to help management set a path to building long-term shareholder value. To that end, Roland Hernandez was welcomed to our board and subsequently appointed chairman by the full board in June 2013. Roland’s selection was the result of a careful process led by the nominating and governance committee, with the support of a leading international executive search firm. Roland brings a wealth of senior management and broad public company board experience, including in the hospitality industry. In his short tenure with the Company, Roland has already proven to be a collegial leader, providing invaluable counsel as we have executed on our near-term strategy.

The board also adopted a new retirement age policy of 75 years for our directors, promoting the idea of board renewal to ensure we continue to have the expertise on our board to help set and execute on our strategy. When the new policy was adopted in September 2013, Georg Rafael, vice chairman of the board and a director since 2002, notified the Company that he would not stand for re-election at the 2014 annual general meeting. Georg is a legend in the luxury hotel industry and has made significant contributions to our development and evolution. I want to personally extend my thanks to Georg for the part he has played in making the Company what it is today.

Looking Forward

2013 marked my first full year as president and chief executive officer of this remarkable Company. I’m pleased with the opportunity that I see across our portfolio and the achievements that we made during the year. The properties we have are unparalleled and our teams continue to bring them to life on a daily basis, delivering unique and once-in-a-lifetime luxury travel experiences to our guests. I would like to extend my sincerest gratitude to our employees, who are the heart of this Company and the reason for our successful 2013.

I look forward to speaking with you throughout 2014 and updating you on our progress as we continue to lay the foundation for our Company’s long-term growth.

John M. Scott III
President and Chief Executive Officer

Reconciliations and adjustments

$ millions	Year ended December 31,
	2013	2012

Analysis of earnings

Owned hotels:
Europe	63.8	56.3
North America	23.2	21.7
Rest of world	36.0	32.7
Total owned hotels	123.0	110.7
Part-owned / managed hotels	2.3	2.8
Total hotels	125.3	113.5

Owned trains & cruises	8.4	9.7
Part-owned / managed trains	14.4	12.5
Total trains & cruises	22.8	22.2

Central overheads	(29.6)	(31.1)
Share-based compensation	(10.4)	(6.8)
Central marketing costs	(1.1)	(1.0)
EBITDA before impairment	107.0	96.8
Gain on disposal of capital lease	—	1.5
Impairment	(36.4)	(5.9)
EBITDA	70.6	92.4

Adjusted EBITDA

EBITDA	70.6	92.4
Adjusted items:
Pre-opening expenses (1)	3.0	1.8
Management restructuring (2)	4.6	0.5
Write-down of assets (3)	0.9	2.1
Acquisition proposal costs (4)	(0.1)	1.2
Brand-related costs (5)	1.9	—
Post-retirement benefit (6)	0.5	—
Amortization of share-based compensation (7)	1.8	—
VAT settlement (8)	0.1	—
Gain on disposal (9)	—	(1.5)
Impairment (10)	36.4	5.9
Adjusted EBITDA	119.7	102.4

Reconciliation to net losses

EBITDA	70.6	92.4

Depreciation & amortization	(48.7)	(43.8)
Gain on extinguishment of debt	3.5	—
Interest	(33.2)	(29.8)
Foreign exchange	0.9	(2.9)
Earnings/ (losses) before tax	(6.9)	15.9
Tax	(19.3)	(27.4)
Net (losses) / earnings from continuing operations	(26.2)	(11.5)
Discontinued operations	(5.3)	4.6
Net losses	(31.5)	(6.9)

Footnotes:

(1) Pre-opening expenses at El Encanto and Orcaella
(2) Restructuring and redundancy costs
(3) Non-cash write-down of fixed assets, receivables and abandoned projects
(4) Cost associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Cost associated with development of new brand and the write-off of existing brand materials
(6) Charge due to change in basis of calculation of post-retirement benefit at one owned property
(7) Amortization of share-based compensation liability for employees who have already reached retirement age
(8) Settlement related to value added tax audit at one owned property
(9) Gain on disposal of capital lease
(10) Non-cash impairment related to goodwill and long-lived assets

Net debt to adjusted EBITDA ratio

$ millions - except ratios	Twelve months ended and as at
	September 30, 2013	December 31, 2012

Cash
Cash and cash equivalents	153.1	93.4
Restricted cash (including $13.0 million / $nil million classified within long-term other assets on the balance sheet)	16.3	21.1

Total cash	169.4	114.5

Total debt
Current portion of long-term debt and capital leases	194.8	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Long-term debt and obligations under capital leases	351.3	431.4
Long-term debt held by consolidated variable interest entities	94.8	96.2

Total debt	642.7	619.5

Net debt	473.3	505.0

Adjusted EBITDA	118.6	104.3

Net debt / adjusted EBITDA	4.0x	4.8x

Trailing 12 months' adjusted EBITDA

$ millions	Twelve months ended September 30,	Nine months ended September 30,		Year ended December 31,
	2013	2013	2012	2012
			Restated (1)

EBITDA	68.3	56.5	81.9	93.7

Adjusted items:
Pre-opening expenses (2)	3.7	2.7	0.8	1.8
Management restructuring (3)	3.3	3.3	0.5	0.5
Write-off of fixed assets (4)	1.9	0.7	0.4	1.6
Write-down of receivable (5)	—	—	0.5	0.5
Acquisition proposal costs (6)	1.1	(0.1)	—	1.2
Abandoned projects (7)	0.2	0.2	—	—
Loss on sale of real estate units (8)	—	—	0.6	0.6
Impairment (9)	41.6	35.7	—	5.9
Gain on disposal (10)	(1.5)	—	—	(1.5)

Adjusted EBITDA	118.6	99.0	84.7	104.3

EBITDA	68.3	56.5	81.9	93.7

Depreciation and amortization	(46.8)	(34.5)	(31.6)	(43.9)
Interest	(30.9)	(23.7)	(22.6)	(29.8)
Foreign exchange	(1.7)	0.5	(0.6)	(2.8)
(Losses) / earnings before tax	(11.1)	(1.2)	27.1	17.2
Tax	(23.3)	(10.5)	(15.0)	(27.8)
Net (losses) / earnings from continuing operations	(34.4)	(11.7)	12.1	(10.6)
Discontinued operations	(1.6)	(1.8)	3.5	3.7
Net (losses) / earnings	(36.0)	(13.5)	15.6	(6.9)

Footnotes:

(1) During the fourth quarter of 2012, an additional gain of $1.6 million related to the sale of Keswick Hall was identified that should have been recorded in the first quarter of 2012. Discontinued operations for the nine months ended September 30, 2012 have been restated to include this gain

(2) Pre-opening expenses at El Encanto and Orcaella
(3) Restructuring and redundancy costs
(4) Non-cash write-off of fixed asset balances
(5) Write-down of receivable balance within central costs
(6) Release of accrual associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(7) Write-off of costs related to abandoned projects
(8) Loss on sale of final two units at Keswick Estate
(9) Non-cash impairment charges related to goodwill and long-lived assets
(10) Gain on disposal of capital lease and New York hotel project

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.
Adjusted EBITDA of the Company is a non-GAAP financial measure and does not have any standardized meaning prescribed by US GAAP. It is, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP. Management considers adjusted EBITDA to be a meaningful indicator of operations and uses it as a measure to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA is also used by investors, analysts and lenders as a measure of financial performance because, as adjusted in the foregoing manner, the measure provides a consistent basis on which the performance of the Company can be assessed.